UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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X-RITE, INCORPORATED

(Name of Registrant as Specified In Its Charter)

N/A

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Press Release Issued by X-Rite, Incorporated:

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Dave Rawden, CFO

(616) 803-2888

drawden@xrite.com

FOR IMMEDIATE RELEASE

All Leading Proxy Advisory Firms

Recommend X-Rite, Incorporated Shareholders

Vote “For” All Proposals at Upcoming Special Meeting

GRAND RAPIDS, Mich., October 15, 2008 – X-Rite, Incorporated, (NASDAQ: XRIT) a global leader in color technology, today announced that all of the leading independent proxy advisory and corporate governance services firms, RiskMetrics Group – ISS Governance Services (“ISS”), Glass Lewis & Co. (“Glass Lewis), Egan-Jones Proxy Services (“Egan-Jones”) and Proxy Governance, Inc. (“PGI”), have recommended that X-Rite shareholders vote “for” the following proposals, which are further described in the proxy statement, dated September 26, 2008:

Proposal 1	The issuance to OEPX, LLC, a Delaware limited liability company managed by One Equity Partners, Sagard Capital Partners, L.P. and Tinicum Capital Partners II, L.P., Tinicum Capital Partners II Parallel Fund, L.P. and Tinicum Capital Partners II Executive Fund L.L.C. of an aggregate of 46,904,763 shares of the Company’s common stock, in exchange for an aggregate purchase price of $155 million in cash.

Proposal 2	The approval of the X-Rite, Incorporated 2008 Omnibus Long Term Incentive Plan.

“We are pleased that ISS, Glass Lewis, Egan-Jones and PGI have all recognized both the strategic and economic impact of these proposals,” said Thomas J. Vacchiano Jr., Chief Executive Officer for X-Rite. “Their recommendations confirm our original assessment that a revised capital structure not only provides us the solid financial foundation to fund our on-going operations, but also best serves the long-term interests of our shareholders.”

A special meeting of shareholders will take place on October 28, 2008, at 8:30 a.m., Central Time, at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois. At the special meeting, X-Rite’s shareholders of record as of the September 22, 2008 record date will be asked to approve the proposals. As detailed in the proxy statement, shareholders can vote their shares via the Internet, by telephone, by mail or by written ballot at the special meeting. Shareholders whose shares are held in “street name” should instruct their brokers how to vote their shares using the instructions provided by their brokers.

About X-Rite

X-Rite is the global leader in color science and technology. The company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

Forward-Looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the company. Factors that could cause such differences include the impact of the company’s defaults under its credit agreements, the company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the company’s products and other risks described in the company’s filings with the US Securities & Exchange Commission (“SEC”). The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or for any other reason.

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